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                                                                     EXHIBIT 99


            UNITED STATES EXPLORATION ANNOUNCES NEW DRILLING PROGRAM

Denver, Colorado - July 13, 2000 - United States Exploration, Inc (ASE - UXP) announced today successful drilling results from a November 1999, third party drilling program. Of the program's 20 oil and gas wells, 18 have been completed as producers at no cost to UXP, which has added 1.3 Bcfe in reserves net to UXP. Under this agreement, 2 wells remain to be drilled.

UXP has entered into a similar deal with the same third party to drill up to 62 wells at no cost to UXP on or before December 31, 2002. Both agreements involve wells which UXP had or has no plans to drill itself.

UXP has an ongoing Exploration Agreement with Union Pacific Resource Company
(UPRC) under which certain drilling commitments must be met. To date, UXP has drilled, or caused to be drilled, 14 out of 20 of the commitment wells that must be commenced in the twelve-month period ending on or before November 30, 2000. The remaining 6 wells of this commitment will be met either under the 62 well drilling program mentioned above, of which 25 will satisfy requirements under the UPRC agreement, or by wells scheduled to be drilled by UXP or others. Additional wells which satisfy the UPRC agreement will be credited against the next option period which begins December 1, 2000.

According to Bruce D. Benson, President and Chief Executive Officer, "By pursuing these deals, UXP accomplishes three things: We capture reserves that otherwise would not have been earned, develop proven reserves under the Exploration Agreement, and satisfy commitment well requirements under the Exploration Agreement. This should give us a significant increase to our proved develop producing reserves".

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the results of oil and natural gas drilling. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward- looking statements herein include drilling risks, operating risks, market risks, risks related to the need to obtain additional financing for development of its oil and gas properties and other risk factors as described in the Company's 1999 Form 10-KSB as filed with the Securities and Exchange Commission.

United States Exploration, Inc. is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. The Company's principal reserves and producing properties are located in northeast Colorado. The Company's common stock trades on the American Stock Exchange under the symbol UXP.